 Exhibit 99.1

Contact:	For news media: George C. Lewis, 610-774-4687
For financial analysts: Joseph P. Bergstein, 610-774-5609
PPL Corporation

PPL Corporation Announces Definitive Distribution Ratio for the Spinoff of its

Energy Supply Competitive Power Generation Business

ALLENTOWN, Pa. (May 21, 2015) -- PPL Corporation (NYSE: PPL) (“PPL”) today announced the definitive distribution ratio for the spinoff of its competitive power generation business, PPL Energy Supply, LLC (“Energy Supply”), to PPL shareowners. As previously announced, PPL’s board of directors has declared a pro rata distribution to PPL shareowners of all of the common stock of Talen Energy Holdings, Inc. (“HoldCo”), which as of the distribution date will be the parent company of Energy Supply. Immediately following the distribution, each share of HoldCo common stock will be converted into one share of Talen Energy Corporation (“Talen Energy”) common stock. PPL shareowners will receive on the distribution date, June 1, 2015, approximately 0.1249 shares of Talen Energy common stock (NYSE: TLN) for each share of PPL common stock they owned as of 5:00 p.m., New York City time, on May 20, 2015, the record date set by PPL’s board of directors.

PPL shareowners will not receive fractional shares of Talen Energy common stock. Instead, fractional shares of Talen Energy common stock will be aggregated and sold in the open market, with the net proceeds distributed pro rata in cash payments to the PPL shareowners who would otherwise receive a fractional share of Talen Energy common stock.

Immediately after the spinoff on June 1, 2015 the competitive power generation business (“RJS Power”) owned by affiliates of Riverstone Holdings LLC (“Riverstone”) will be contributed to Talen Energy in exchange for shares of Talen Energy common stock and Talen Energy will own and operate the combined competitive power generation businesses of Energy Supply and RJS Power, with PPL’s shareowners owning 65% of Talen Energy’s outstanding common stock and Riverstone’s affiliates owning the remaining 35%.

Talen Energy common stock began trading on a “when-issued” basis on the NYSE under the symbol “TLN WI” on May 18, 2015. On June 2, 2015, “regular way” trading under the symbol “TLN” is expected to begin. The CUSIP number for the TLN common stock will be 87422J 105 when regular way trading begins.

About PPL Corporation

PPL Corporation, with 2014 revenues of $11.5 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom. More information is available at www.pplweb.com.

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Statements contained in this news release, including statements with respect to future earnings, cash flows, financing, regulation, operating performance and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: failure to obtain necessary regulatory approvals or to satisfy any of the other conditions to the proposed transaction; actions, including divestitures, that may be required to obtain necessary regulatory approvals; negative effects of the announcement or consummation of the proposed transaction; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.